Exhibit 23.1

CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-87358) pertaining to the Amended and Restated Stock Option Plan of MSN Holdings, Inc. and the MSN Holdings, Inc. 2001 Stock Incentive Plan of Medical Staffing Network Holdings, Inc. of our report dated March 1, 2007, with respect to the consolidated financial statements of InteliStaf Holdings, Inc. for each of the three years in the period ended December 31, 2006.

/s/ Ernst & Young LLP

Chicago, Illinois

September 17, 2007